Exhibit (a)(1)(L)

Form of Election Confirmation

Sent:

From:

To:

Subject: 2012 MEMC Stock Option Exchange Program - Election Confirmation

Your election has been recorded as follows:

Name:
Personal Identification (PIN):
Date:

Original Award	Replacement Award
Grant ID	Award Date	Award Price ($)	Options Outstanding	Exercisable Options	Replacement Options	Elect to Exchange?

We strongly encourage you to keep this document for your records.

If the election is “No” in the “Elect to Exchange?” column, then you will not receive any replacement options and your original options will remain outstanding.

Your new online stock option grant agreement will be available in your Charles Schwab Equity Award Account as soon as administratively possible following the new stock option award date.